Exhibit 10.55

Summary of Compensation Package for Mr. Kurt Briner

On June 14, 2012 the board of directors (the “Board”) of BioAmber Inc. (the “Company”) approved the following compensation package for Mr. Kurt Briner for his service as an independent director of the Board:

a.	an annual fee of $40,000; and

b.	a stock option grant every two years of 10,500 options per year to be made at the anniversary dates of the initial election of the concerned board member.

Previously, on August 15, 2011, the Board approved a grant of options to Mr. Briner to purchase 17,500 shares of the Company’s common stock pursuant to the Company’s stock option plan at an exercise price of $10.55 per share, such options vesting over two years; 50% as of April 17, 2012 and 50% as of April 17, 2013.

Mr. Briner does not have a written agreement with respect to director compensation.